Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 2
Dated January 27, 2010
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 2 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplement dated January 5, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 2 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 27, 2010.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is January 27, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 25, 2010
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Grant of Stock Appreciation Rights
     On January 25, 2010, Alon USA Energy, Inc. (the “Company”) made grants of Stock Appreciation Rights (“SARs”) to certain of its executive officers and other key personnel pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (the “Compensation Plan”). Among the SARs granted on January 25, 2010, grants were made to certain of the Company’s named executive officers at a grant price of $16.00 per share as follows: (i) 10,000 were granted to Mr. Shai Even, our Senior Vice President and Chief Financial Officer, (ii) 10,000 were granted to Mr. Harlin Dean, our Senior Vice President-Legal, General Counsel and Secretary, (iii) 10,000 were granted to Mr. Joseph Israel, our Chief Operating Officer, and (iv) 5,000 were granted to Mr. Michael Oster, our Senior Vice President of Mergers and Acquisitions. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting. When exercised, the January 25, 2010 SARs are convertible into shares of the Company’s Common Stock, par value $0.01 per share (“Alon Common Stock”), the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon Common Stock on the date of exercise and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon Common Stock on the date of exercise.
     The SARs described above are evidenced by agreements in the form adopted by the Company for the purpose of evidencing grants of this type, which form is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference into this Item 1.01.
Amendment to Appreciation Rights Award Agreement
     On March 7, 2007, the Company made grants of SARs to certain of its executive officers and other key personnel pursuant to the Compensation Plan. On January 25, 2010, the Company amended the March 7, 2007 SARs grants to, among other things, extend the exercise period from one year to three years following the date of vesting.
     The amendments to the SARs described above are evidenced by agreements in the form adopted by the Company, which form is attached to this Current Report on Form 8-K as Exhibit 10.2, and is incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth above in Item 1.01 is incorporated by reference into this Item 5.02.

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Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Form II of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan.

10.2	Form of Amendment to Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan.

3

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.

/s/ Harlin R. Dean
Harlin R. Dean
Senior Vice President-Legal, General Counsel and Secretary

Date: January 27, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Form II of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan.

10.2	Form of Amendment to Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan.

Exhibit 10.1
ALON USA ENERGY, INC.
AWARD AGREEMENT
Appreciation Rights
Participant:
No. of Appreciation Rights:
Date of Grant:
     Under the terms and conditions of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (the “Plan”), a copy of which has been furnished to the individual whose name is set forth above (the “Participant”) and which is incorporated herein by reference, Alon USA Energy, Inc., a Delaware corporation (the “Company”), grants to the Participant the number of Appreciation Rights with respect to the Company’s Common Stock set forth above. Terms not defined in this Agreement have the meanings set forth in the Plan.
Terms Relating to Appreciation Rights
     Each Appreciation Right is granted to the Participant at a Grant Price of $_____. The Appreciation Rights will vest and become fully exercisable in accordance with the vesting provisions set forth below. The Participant (or the Participant’s legal representative in the event of death or disability) may exercise vested Appreciation Rights in whole or in part for a period of 365 days after the date on which the Appreciation Rights vest (the “Exercise Period”) by giving written notice to the Secretary of the Company specifying the number of Appreciation Rights to be exercised. Such notice will be effective when received by the Secretary of the Company. Each Appreciation Right that is exercised will be settled by issuing to the Participant or the Participant’s legal representative a number of shares of Common Stock equal to the Spread of such Appreciation Right (the excess of the Market Value per Share as of the exercise date over the Grant Price) divided by the Market Value per Share of the Common Stock as of the exercise date (rounded down to the nearest whole share). In no event may an Appreciation Right be exercised if the Spread is not a positive number. Any vested Appreciation Rights that have not been exercised on the date that is 366 days after the Appreciation Rights vest will expire and cease to be exercisable.
Vesting of Appreciation Rights
     The Appreciation Rights granted to the Participant under this Agreement will become vested in accordance with the schedule set forth below, provided the Participant is employed by the Company or a Subsidiary on such date.

Percentage of Vested
Appreciation Rights	On and After
50%
25%
25%
     Upon termination of Participant’s employment for any reason either by the Participant or the Company other than disability (as determined by the Committee in good faith) or death, (a) any

Appreciation Rights which are unvested at the time of such termination will immediately be forfeited and Participant shall have no further rights with respect to such unvested Appreciation Rights, and (b) any Appreciation Rights which are vested but unexercised at the time of such termination will remain exercisable for the duration of the Exercise Period applicable to such vested Appreciation Rights. In the event the Participant terminates employment with the Company by reason of disability (as determined by the Committee in good faith) or death, each Appreciation Right will automatically become 100% vested.
Acceptance by Participant
     The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Agreement without the Participant’s consent. This Agreement may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

ALON USA ENERGY, INC.

By
Jeff D. Morris
Chief Executive Officer

ACCEPTED:

Signature of Participant

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Exhibit 10.2
AMENDMENT TO
ALON USA ENERGY, INC.
APPRECIATION RIGHTS AWARD AGREEMENT
     This Amendment is entered into as of January 25, 2010, by and between Alon USA Energy, Inc., a Delaware corporation (the “Company”), and                                          (the “Participant”). Terms not defined in this Amendment will have the meaning set forth in the Award Agreement (defined below).
     WHEREAS, the Company and the Participant entered into an Appreciation Rights Award Agreement, dated as of March 7, 2007 (the “Award Agreement”), pursuant to which the Company granted to the Participant certain Stock Appreciation Rights under the Company’s 2005 Incentive Compensation Plan.
     WHEREAS, the Company and the Participant wish to amend the Award Agreement as set forth below.
     NOW, THEREFORE, the parties agree that the Award Agreement is hereby amended as follows:
     1. The “Exercise Period” is amended to be the three-year period beginning on the date on which each installment of Appreciation Rights vests, rather than the 365-day period beginning after such date.
     2. Unexercised vested Appreciation Rights will expire and cease to be exercisable on the day following the third anniversary of the date the Appreciation Rights became vested, rather than expiring on the date that is 366 days after the date the Appreciation Rights became vested.
     3. The description of the “Spread” and settlement in shares described therein is modified to refer to the Market Value per Share as of the exercise date, rather than as of the date immediately prior to the exercise date.
     4. The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Award Agreement.
     5. Except as otherwise provided herein, the terms of the Appreciation Rights, including the vesting requirements thereof, will continue in full force and effect in accordance with their terms.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALON USA ENERGY, INC.		PARTICIPANT

By

Name:
Title: